Exhibit 5.a

[LETTERHEAD OF FLEISCHMAN AND WALSH, L.L.P.]

February 7, 2005

Southern Union Company

One PEI Center

Wilkes-Barre, PA 18711-0601

Re:          Common Stock Offering

Ladies and Gentlemen:

We have acted as counsel to Southern Union Company (the “Company”) in connection with the issuance and sale of 14,913,042 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), in connection with their underwritten public offering.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)            the registration statement on Form S-3 (File No. 333-113757), relating to the offering of up to $1,000,000,000 aggregate principal amount of debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock or preferred stock, securities purchase contracts, securities purchase units and depositary shares of Company debt, warrants to purchase debt securities of the Company, trust preferred securities of Southern Union Financing II and Southern Union Financing III and guaranties of trust preferred securities of the Trusts by the Company, filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2004, under the Securities Act of 1933, as amended (the “Act”), in accordance with procedures of the Commission permitting a delayed or continuous offering of securities pursuant to such registration statement and a prospectus supplement that provides information relating to the terms of the debt securities and the manner of their distribution (such registration statement, being hereinafter referred to as the “Registration Statement”);

(ii)           the preliminary Prospectus Supplement, dated February 7, 2005, pertaining to the Common Stock, in the form filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Act (the “Rules and Regulations”);

(iii)          the final Prospectus Supplement, dated February 7, 2005 pertaining to the Common Stock, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; and

(iv)          the underwriting agreement between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J. P. Morgan Securities, Inc., as representatives of the several underwriters, dated as of February 7, 2005, pertaining to the Common Stock.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and bylaws, each as currently in effect, of the Company, pertinent resolutions of the Company’s board of directors and committees thereof, and all such other records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the above, we are of the opinion that the Common Stock, upon the issuance thereof and payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion may be relied upon only by the Company, and only in connection with the issuance of Common Stock, and may not be used, circulated, quoted or otherwise referred to for any other reason or relied upon by any other person or for any other purpose without our prior written consent.   We consent to the filing of this opinion as an exhibit to the Prospectus.  This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention or any further changes in laws.

Our opinions expressed herein are limited to present federal securities laws and the General Corporation Law of the State of Delaware.  We express no opinion as to the laws of any other jurisdiction an no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Please be advised that certain attorneys with Fleischman and Walsh, L.L.P. have a beneficial interest in shares of the Company’s common stock.

Sincerely,

FLEISCHMAN AND WALSH, L.L.P.